Exhibit 99.2

Unaudited Pro Forma Financial Information

The following is the unaudited summary pro forma results of operations and condensed combined consolidated balance sheet information for First Community Financial Partners, Inc. (First Community) giving effect to the merger of its subsidiary banks including First Community Bank of Joliet, First Community Bank of Plainfield, First Community Bank of Homer Glen & Lockport and Burr Ridge Bank and Trust. The unaudited pro forma condensed combined consolidated balance sheet information as of December 31, 2012 gives effect to the merger as if it occurred on the date. The summary pro forma results of operations for the years ended December 31, 2012 and 2011 give effect to the merger as if it occurred on January 1, 2011. The pro forma condensed combined consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the operating results of the combined companies had they actually been merged on January 1, 2011. The actual completion date of the merger was March 12, 2013.

The unaudited pro forma condensed combined financial information gives effect to and shows the pro forma impact on our historical financial statements of (1) the issuance of approximately 4,000,524 shares of common stock to the minority stockholders of FCB Plainfield, FCB Homer Glen, and Burr Ridge, each of which will be merged into a bank to be wholly owned by First Community as part of the consolidation, (2) the cash payment of approximately $508,000 to the Restricted Stock Unit holders of FCB Plainfield, and (3) the issuance of up to $10 million in subordinated debt at an interest rate of 9%.

The merger will be accounted for as a purchase of a noncontrolling interest between entities under common control for accounting and financial reporting purposes. Accordingly, First Community's noncontrolling interest will be reclassified to shareholders' equity and all assets and liabilities will be recorded at historical cost.

The unaudited pro forma condensed combined consolidated financial information is based on and should be read together with, the historical consolidated financial statements and related notes of First Community, contained in its audited financial statements on Form S-4/A for the year ended December 31, 2011.

	Pro Forma
(Dollars in thousands, other than per share data)	Year Ended December 31, 2012	Year Ended December 31, 2011
	(Unaudited)
Summary Results of Operations
Interest income	$38,522	$45,456
Interest expense	9,199	13,287
Net interest income	29,323	32,169
Provision for loan losses	7,062	17,447
Net interest income after provision for loan losses	22,261	14,722
Noninterest income	1,593	1,723
Noninterest expense	22,196	21,689
Income (loss) before income taxes	1,658	(5,244)
Income taxes	341	827
Net income (loss)	1,317	(6,071)
Dividends and accretion on preferred shares	1,419	1,419
Net loss available to common shareholders	$(102)	$(7,490)
Per Share Data
Earnings
Basic	$(0.01)	$(0.48)
Diluted	$(0.01)	$(0.48)
Weighted average shares outstanding
Basic	16,048,418	15,598,548
Diluted	16,188,449	15,598,548

Pro Forma
(Dollars in thousands, except per share data)	December 31, 2012
(Unaudited)
Summary Balance Sheet Data
Cash and due from banks	$14,933
Federal funds sold	—
Interest-bearing deposits in banks	139,844
Securities available for sale	108,961
Nonmarketable equity securities	967
Loans, net	614,236
Premises and equipment, net	16,990
Foreclosed assets	3,419
Cash surrender value of life insurance	4,366
Accrued interest receivable and other assets	6,576
Total assets	$910,292

Deposits	$780,662
Other borrowed funds	25,695
Subordinated debt	14,060
Accrued interest payable and other liabilities	4,252
Shareholders' equity	85,623
Total liabilities and shareholders' equity	$910,292

Per Common Share Data
Book Value	$3.96
Common Shares Outstanding	16,048,418